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                                                                    EXHIBIT 10.1

                              SEPARATION AGREEMENT

         This Separation Agreement ("Agreement") is entered into by and between David B. Kaysen ("Kaysen") and Rehabilicare Inc. ("Rehabilicare").

         WHEREAS, Mr. Kaysen has served as Chief Executive Officer of Rehabilicare and is hereby separating from employment with Rehabilicare; and

         WHEREAS, Mr. Kaysen and Rehabilicare desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Mr. Kaysen's employment with Rehabilicare or his separation therefrom;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Mr. Kaysen and Rehabilicare agree as follows:

         1. RESIGNATION. Mr. Kaysen represents, understands and agrees that his employment with Rehabilicare is hereby terminated, with his last day of service to Rehabilicare to be March 31, 2002. Effective as of that date, Mr. Kaysen hereby resigns all positions as an officer or director of Rehabilicare and any of its subsidiaries, or trustee or administrator of benefit plans of Rehabilicare and any of its subsidiaries.

         2. SEVERANCE COMPENSATION. In exchange for the agreement of Mr. Kaysen in paragraph 6 below, Rehabilicare agrees to:

         (a) provide Mr. Kaysen with a continuation of his current salary for a period of eighteen months, ending September 30, 2003 (Mr. Kaysen's continuing salary to be paid pursuant to Rehabilicare's normal payroll practices, subject to customary withholding and deductions);

         (b) provide health, dental, life and disability insurance, and other similar executive benefits for Mr. Kaysen through the date with respect to each such benefits that is the earlier of September 30, 2003 or the date that Mr. Kaysen has obtained other full-time employment which provides a replacement benefit or benefits of equivalent type and value;

         (c) provide Mr. Kaysen with additional compensation, representing the parties' estimate of the bonus Mr. Kaysen would have achieved if he had remained with Rehabilicare through June 30, 2002 and Rehabilicare had met its targeted performance for the fiscal year ending June 30, 2002, but prorated for 9 months service, in the amount of $86,000, payable in equal installments on a monthly basis from April 1, 2003 through September 30, 2003, subject to customary withholding and deductions;

         (d) pay to Mr. Kaysen, promptly after expiration of the rescission period set forth in paragraph 7 below, vacation pay totaling $19,599;

         (e) accept as repayment of the outstanding balance of that certain promissory note dated October 2000 in original principal amount of $210,417 (the "Note"), the number of shares of Rehabilicare common stock as is equal to the outstanding principal balance of the Note, plus accrued interest as of March 31, 2001, divided by the average trading price over the ten trading days preceding March 31, 2002;

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         (f) transfer, and by execution of this Agreement does hereby transfer, title to the laptop computer and facsimile machine purchased by Rehabilicare on Mr. Kaysen's behalf and maintained at Mr. Kaysen's home; and

         (g) pay all amounts payable under Rehabilicare's 401K plan pursuant to, and at the time and in the manner specified in such Plan through March 31, 2002.

Mr. Kaysen and Rehabilicare agree that Rehabilicare shall promptly calculate and inform Mr. Kaysen of the number of shares determined in accordance with paragraph (d) above and inform Mr. Kaysen within three business days of the date of this Agreement. Unless Mr. Kaysen disputes such calculation, Mr. Kaysen and Rehabilicare agree that Rehabilicare may surrender to Wells Fargo Bank Minnesota, its transfer agent, the certificate or certificates representing the shares of Rehabilicare's common stock pledged to secure the Note (the "Pledged Shares") for cancellation of the shares so calculated and that Rehabilicare shall direct the transfer agent to reissue to Mr. Kaysen, a certificate representing the balance of the Pledged Shares not cancelled and shall deliver to Mr. Kaysen the original Note appropriately marked cancelled and paid in full. Mr. Kaysen agrees to execute such documents reasonably requested by Rehabilicare as are necessary to complete the surrender and cancellation of such shares

         3. NO OTHER COMPENSATION. All other items of compensation not mentioned in paragraph 2 have been resolved, and Mr. Kaysen shall have no other claim to any other items of compensation or benefits.

         4. CONSIDERATION. Mr. Kaysen agrees that he was not entitled to all of the payments and benefits outlined in paragraph 2 as a result of his employment with Rehabilicare, but that the payments and benefits are being provided as consideration for his acceptance and execution of this Agreement.

         5. INDEMNITY. Rehabilicare hereby agrees to indemnify Mr. Kaysen to the fullest extent permitted by Minnesota Statutes Section 302A.521 for any proceeding resulting from Mr. Kaysen's official capacity while an employee of Rehabilicare. Rehabilicare agrees that such indemnity shall apply to disputes arising out of or resulting from any matter, fact or thing occurring prior to March 31, 2002 even though commenced after such date.

         6. RELEASE.

         (a) As an essential inducement to Rehabilicare to enter into this Agreement, and as consideration for the foregoing promises of Rehabilicare, Mr. Kaysen hereby releases and discharges Rehabilicare, its officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors from all liability for damages or claims of any kind and agrees not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim seeking damages on his behalf via administrative or legal proceedings against Rehabilicare for any claims including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. ss.ss.363.01 et seq.; Title VII of the Civil Rights Act, 42 U.S.C.ss.ss.2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C.ss.ss.621 et seq.; or the Americans With Disabilities Act, 42 U.S.C.ss.ss.12101 et seq.; and any other statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Mr. Kaysen's employment with Rehabilicare, and/or the cessation of Mr. Kaysen's employment with Rehabilicare. Mr. Kaysen and Rehabilicare agree that, by signing this Agreement, Mr. Kaysen does not waive any claims arising after the execution of this Agreement.

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         (b) Except to the extent otherwise prohibited by applicable law or regulation, Rehabilicare hereby releases and discharges Mr. Kaysen from any and all liability for damages or claims of any kind, and agrees not to institute any claim for damages or otherwise, by charge or otherwise against Kaysen for any claims, including, but not limited to any statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Mr. Kaysen's employment with Rehabilicare, and/or the cessation of Mr. Kaysen's employment with Rehabilicare, except to the extent such claims or liability arise out of conduct by Kaysen with respect to which he would not be permitted indemnity under Minnesota Law. Mr. Kaysen and Rehabilicare agree that, by signing this Agreement, Rehabilicare does not waive any claims arising after the execution of this Agreement.

         7. CONSIDERATION PERIOD; RIGHT TO RESCIND; ACKNOWLEDGMENT OF EXECUTIVE. Mr. Kaysen is also hereby informed that the terms of this Agreement shall be open for acceptance by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement.

         Mr. Kaysen is hereby informed of his right to rescind this Agreement as far as it extends to potential claims under Minn. Stat.ss.ss.363.01 et seq. by written notice to Rehabilicare within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to: Chief Financial Officer, Rehabilicare Inc., 1811 Old Highway 8, New Brighton, MN 55112, delivered or post-marked within such fifteen (15) day period. Mr. Kaysen understands that Rehabilicare will have no obligations under this Agreement in the event such notice is timely delivered and that any payments made as of that date by Rehabilicare pursuant to paragraph 2, above, shall be immediately repaid by Mr. Kaysen to Rehabilicare.

         Mr. Kaysen is hereby informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.ss.ss.621 et seq. by informing Rehabilicare of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement, addressed to: Chief Financial Officer, Rehabilicare Inc., 1811 Old Highway 8, New Brighton, MN 55112. Mr. Kaysen understands that Rehabilicare will have no obligations under this Agreement in the event such notice is timely delivered and that any payments made as of that date by Rehabilicare pursuant to paragraph 2, above, shall be immediately repaid by Mr. Kaysen to Rehabilicare.

         8. NONCOMPETITION AGREEMENT. Mr. Kaysen hereby acknowledges his continuing obligations under that certain Employee Non-Disclosure Agreement dated as of March 16, 1992 (the "Nondisclosure Agreement"), except that the noncompetition and nonsoliciation period contained in sixth full paragraph of such Nondisclosure Agreement is hereby modified to extend only for a period of eighteen months after March 31, 2002, expiring on September 30, 2003. With that sole exception, the Nondisclosure Agreement shall remain fully enforceable in accordance with its terms.

         9. CONFIDENTIALITY. The terms of this Agreement shall remain strictly confidential between the parties hereto, and shall not be disclosed to third persons; provided, however, that Mr. Kaysen may disclose such terms to his spouse and that the parties may disclose the terms to their respective legal counsel, accountants and financial advisors so long as such counsel, accountants and advisors agree to maintain the confidentiality thereof and provided further that such terms may be disclosed where compelled by judicial process, by the rules and regulations of the Securities and Exchange Commission or by the Internal Revenue Service or other appropriate agency, or in any proceedings in which one of the parties hereto alleges a breach of, or seeks the enforcement of, this Agreement.

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         10. RETURN OF RECORDS. By April 30, 2002, Mr. Kaysen shall deliver to
Rehabilicare all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of Rehabilicare or the Bank or which relate in any way to the business, products, practices or techniques of Rehabilicare , and all other property, trade secrets and confidential information of Rehabilicare, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Rehabilicare, which in any of these cases are in his possession or under his control.

         11. DISPARAGEMENT. Mr. Kaysen agrees that he will refrain from making any statements, whether written or oral, which are disparaging of Rehabilicare, its directors, officers, employees, agents, or representatives and Rehabilicare agrees that it, through its directors and officers, will refrain, and will use best efforts to cause its employees and agents to refrain, from making any statements, whether written or oral, that are disparaging of Mr. Kaysen.

         12. NO ADMISSION. This Agreement shall not in any way be construed as an admission by Rehabilicare that it has acted wrongfully with respect to Mr. Kaysen or any other person, or that Mr. Kaysen has any rights whatsoever against Rehabilicare. Rehabilicare specifically disclaims any liability to, or wrongful acts against, Mr. Kaysen or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.

         13. REMEDIES.

         (a) THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The parties agree that the costs and expenses of any litigation commenced with respect to this Agreement shall be borne by the party against which judgment is entered, and in the event judgment is entered against both parties, in proportion to the relative amounts of such judgments.

         (b) Both parties acknowledge that violation of certain provisions of this Agreement and the Nondisclosure Agreement, including but not limited to paragraphs 8, 9, 10, 11 and 12 of this Agreement, may result in damages that are not compensable by monetary damage rewards alone. Accordingly, the parties agree that, in addition to any other remedies available, the parties shall be entitled to temporary and injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. Such injunctive relief shall not be an exclusive remedy or in any way limit its right to claim and recover additional damages.

         14. MISCELLANEOUS.

         (a) Entire Agreement. This Agreement, together with the Nondisclosure Agreement, contains the entire agreement of the parties with respect to the subject matter hereof. Mr. Kaysen hereby affirms that his rights to payments or benefits from Rehabilicare are specified exclusively and completely in this Agreement and the



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Nondisclosure Agreement. Any modification of, or addition to, this Agreement must be in writing, signed by Rehabilicare and Mr. Kaysen.

         (b) Nonassignable. This Agreement is personal to Mr. Kaysen and may not be assigned by Mr. Kaysen without the written agreement of Rehabilicare.

         (c) Severability. This Agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the State of Minnesota. Nothing contained in this Agreement is intended to violate any applicable law. If any part of this Agreement is construed to be in violation of a state and/or federal law, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.

         (d) Consultation. Mr. Kaysen hereby affirms and acknowledges that he has read the foregoing Agreement, that he has hereby been advised to consult with an attorney prior to signing this Agreement, and that he has done so. Mr. Kaysen agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect. Mr. Kaysen represents that he enters into this Agreement freely and voluntarily.

         (e) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.




IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated:  March 31, 2002                               /s/  David B. Kaysen
                                                     --------------------
                                                     David B. Kaysen


Dated:  March 31, 2002                               REHABILICARE INC.


                                                By   /s/ John H.P. Maley
                                                     -------------------
                                                     John H. P. Maley
                                                     Chairman